EXHIBIT 99.2
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Conference Call Speech Q1 2011

Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for first quarter 2011.

Before concentrating on the financials, I'd like to speak about where we are in our major projects and what we expect for the next quarters.

Growth has continued in all our market verticals. Record revenue was booked in first quarter and was based on increased volume of product rather than merely increased price per unit of volume.

Our sugar to aspartic acid plant, in Alberta, requires only its steam permit and a few weeks of high volume testing before production can begin. We are waiting patiently for the permit, aware that a good long term relationship with the regulatory establishment is far more important than a week or two of delay now. Production from the Alberta plant will allow FSI, through the NanoChem division, to supply the only renewably-based poly-aspartic acid in the world. This will allow access to customers who demand this level of environmentally sound behavior as well as insulating the company from future oil price shocks.

One of the primary potential customers for this grade of material is the dish and laundry detergent market. The market opportunity for our product in detergents is estimated as greater than $350 million per year.

FSI considers the start of commercial production at the Alberta plant a material event and we will provide a news release when the event occurs

The NanoChem division now represents 90% of revenue and has become the main sales and profit driver of our company for the next several years. This division makes poly-aspartic acid [TPA] a biodegradable protein with many valuable uses.

Along with detergents - mentioned above - TPA is used in agriculture to increase crop yield. In North America alone, the wholesale market is over $2 billion a year and most crops are able to use TPA profitably. Sales into agriculture were strong in 2010 and that strength has carried forward into 2011. The distributor we were so pleased to find in late 2009 has shown remarkable ability to grow sales and increase interest in our products. Our internal sales team has identified additional distributors who may be able to duplicate this success in other regions so I hope to be able to report more expansion of our distribution network in the rest of 2011 and increased sales from both established and new distribution in 2012.
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TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and growing steadily but can be subject to temporary reductions when production is cut back or when platforms are shut down for reconditioning. In some areas, including many Nordic countries and companies operating in the North Sea use of TPA is mandated as part of environmental regulation.

Q2 AND REST OF 2011
We are optimistic. Swimming pool sales continue to increase compared to 2010 which in turn was up from the depths of 09 and inventories are low in the industry. Agriculture is strong and our new distribution has shown two years of rapid growth. The oil sector is providing us with new chances to grow and, of course, when we get the Alberta plant to commercial status significant detergent contracts become possible. In revenue numbers, we estimate that in 2011 we will exceed all comparable quarters by 15% or more. We expect Q2 to be profitable in GAAP terms with strong cash flow. Minor GAAP losses are possible in Q3 and Q4 since these are our smaller revenue quarters, however, we expect Q3 and 4 to be cash flow positive leading to very strong full year operating cash flow and full year GAAP profitability. Our only caution is that the high oil price is increasing aspartic acid prices. This increases our cost of goods and affects margins until the production at the Alberta plant can relieve the pressure.

Highlights of the financial results:

Sales for the quarter increased 29% to $4.36 million compared with $3.38 million for 2010. The result is a profit of $358 thousand or $0.03 per share in the 11 period, compared to a profit of $516 thousand or $0.04 per share, in 10. I draw your attention to the fact that we have convinced our auditor to increase the income tax allowance in Q1 2011 very substantially in order to provide better clarity and reduce the chance of a large catch-up tax provision in the second half of the year. Regardless of the fact that we increased our income tax provision by over 200 thousand dollars, it must be stated that increased cost of raw material coupled with strong resistance to price increases in the oil industry has reduced our margins in 11 compared to the same quarter of 10. We are proud of the record revenue achieved in the quarter. It is interesting to note that the year we took over the NanoChem division, our annual revenue was approximately the same number as Q1 this year. It is an honor to work with a team of professionals who are on track to triple revenue in less than 8 years that included a worldwide recession. Revenue is expected to increase for the rest of the year at 15% rates or higher compared to year earlier numbers and revenue forecasts will be updated at each conference call.

Because of the out-size effects of depreciation, stock option expenses and one-time items on the financials of small companies, FSI also provides a non-GAAP measure useful for judging year over year success. "Operating cash flow" is arrived at by removing depreciation, option expenses and one-time items from the statement of operations. Please note that our definition of one time items includes expenses at the Taber plant until the day it begins commercial production.

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For first quarter 2011, operating cash flow was $1.04 million, 8 cents per share compared to $930 thousand and 7 cents per share in 2010. We are pleased with these results but, the pressure on margins from raw material costs is evident in this metric too. Detailed information on how to reconcile GAAP with non-GAAP numbers is included in our news release of May 16th.

Finally, our other product lines, Watersavr and swimming pools are being emphasized less than the NanoChem division while maintaining the long-term opportunities and limiting cash and management costs. Swimming pool sales are back to pre-recession levels and we are planning for resumption of growth in the division through 11 and into 12. Watersavr sales are more difficult to predict. We are continuing our efforts in Turkey, Morocco, parts of East-Asia, Australia and Spain. Small sales are expected at intervals through the year.

The text of this speech will be available on our website by Wednesday May 18th and email copies can be requested from Jason Bloom at 1800 661 3560. [Jason@flexiblesolutions.com]

Thank you, the floor is open for questions.

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